Exhibit 10.1

FIRST AMENDMENT TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

MEDALIST DIVERSIFIED HOLDINGS, L.P.

DESIGNATION OF 8.0% SERIES A

CUMULATIVE REDEEMABLE UNITS

February 13, 2020

Pursuant to Section 4.02 and Article XI of the Agreement of Limited Partnership of Medalist Diversified Holdings, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 230,000 shares of 8.0% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) of Medalist Diversified REIT, Inc. and the issuance to the General Partner of Series A Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series A Preferred Stock:

1. Designation and Number. A series of Preferred Units (as defined below) of Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “Partnership”), designated the “8.0% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 230,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement of Limited Partnership of Medalist Diversified Holdings, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on February 13, 2020, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Common Stock” shall have the meaning provided in the Charter.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distributions” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided above.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the Charter.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in
Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

3. Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Common Units (“Common Units”) of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5. Distributions.

a) Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distribution rights, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 8.0% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $2.00 per unit) (the “Series A Preferred Return”). Distributions on the Series A Preferred Units shall accrue and be cumulative from (but excluding) the date of original issue of any Series A Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 25th day of each January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date’’) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on February 19, 2020. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360- day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the such date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series A Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”).

b) No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

c) Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

d) Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribed for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to purchase of subscribed for units of, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

e) When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

f) Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

g) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6. Liquidation Preference.

a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the liquidation preference is set apart for payment (the “Liquidating Distributions”).

b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

d) After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

e) For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7. Redemption. In the event that shares of Series A Preferred Stock of the General Partner are redeemed for cash in accordance with the governing documents of the General Partner, then, concurrently therewith, an equivalent number of Series A Preferred Units held by the General Partner shall be automatically redeemed for the same amount of cash paid with respect to the redeemed shares of Series A Preferred Stock of the General Partner. Any such redemption of Series A Preferred Units will be effective at the same time as the redemption of the corresponding shares of Series A Preferred Stock of the General Partner.

8. Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

9. Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities

10. Allocation of Profit and Loss.

“Article V, Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01 is inserted in its place:

(a)          Profit. After giving effect to the special allocations set forth in Section 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Profit of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)          Loss. After giving effect to the special allocations set forth in Section 5.01(c), (d), and (e) hereof, and subject to Section 5.01(f), Loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(c)          Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Partner’s share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Partner’s Percentage Interest.

(d)         Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).

(e)          Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(e), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the Loss previously allocated to each Partner under this Section 5.01(e).

(f)           Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

(g)          Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b) hereof, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. The “Economic Capital Account Balance” of the LTIP Unit holders will be equal to their respective Capital Account balance to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s direct or indirect ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(g), divided by (ii) the number of Common Units directly or indirectly owned by the General Partner. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(g). The parties agree that the intent of this Section 5.01(g) is to make the Capital Account balance associated with each LTIP Unit be economically equivalent to the Capital Account balance associated with Common Units directly or indirectly owned by the General Partner (on a per-Unit basis).

(h)          Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), 5.01(d), 5.01(e), or 5.01(f) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.

(i)           Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

11. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

MEDALIST DIVERSIFIED REIT, INC.
a Maryland corporation

By:	/s/ Thomas E. Messier
Name:	Thomas E Messier
Title:	Chief Executive Officer, Treasurer and Secretary

8